UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

BROAD STREET REALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-09043 (Commission File Number)	36-3361229 (IRS Employer Identification No.)

7250 Woodmont Ave, Suite 350 Bethesda, Maryland (Address of principal executive offices)	20814 (Zip Code)

Registrant’s telephone number, including area code: 301-828-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01      Completion of Acquisition or Disposition of Assets

On January 10, 2020, a subsidiary of Broad Street Realty, Inc. (the “Company”) completed the acquisition of the land underlying the Cromwell Field Shopping Center from unrelated third party sellers for a purchase price of $2.21 million. The Cromwell Field Shopping Center is located in Glen Burnie, Maryland and has gross leasable area of 233,486 square feet. The land is ground leased to BSV Cromwell Parent LLC (“BSV Cromwell”), a limited liability company that is managed by a subsidiary of the Company. As a result of the land acquisition, BSV Cromwell Land, LLC, a subsidiary of the Company, assumed the ground lease from the previous owner and now serves as the lessor to BSV Cromwell under such ground lease, which provides for annual lease payments by BSV Cromwell of approximately $145,000 and expires in 2040, and also includes three ten-year renewal options. In addition, Broad Street Realty, LLC (“BSR”), another subsidiary of the Company, serves as the property manager for the Cromwell Field Shopping Center and receives a property management fee from BSV Cromwell equal to 3% of the property’s gross income. Michael Z. Jacoby, the Company’s chairman and chief executive officer, Thomas M. Yockey, a director of the Company, and Alexander Topchy, the Company’s chief financial officer, own approximately 18%, 18% and 2%, respectively, of BSV Cromwell.

As previously disclosed, the Company and BSV Cromwell entered into an agreement and plan of merger on May 28, 2019, pursuant to which BSV Cromwell will merge with and into a subsidiary of the Company with BSV Cromwell surviving (the “Cromwell Merger”). The Cromwell Merger is one of the 19 separate mergers (collectively, the “Mergers”) described in the Company’s Current Report on Form 8-K filed on May 31, 2019. To date, 12 of the Mergers have closed, as described in the Company’s Current Reports on Form 8-K filed on December 27, 2019 and January 6, 2020.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are based on current expectations of the Company’s management with respect to the transactions and other matters described in this Current Report on Form 8-K. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of any of the remaining merger agreements; the outcome of any legal proceedings that may be instituted against the Company, the Broad Street entities or others  in connection with the Mergers; the inability to complete the remaining Mergers due to the failure to satisfy other conditions to completion of the remaining Mergers, including the financing condition and obtaining consent from the requisite lenders, or otherwise; the ability to recognize the benefits of the Mergers; the amount of the costs, fees, expenses and charges related to the Mergers; the Company’s substantial leverage as a result of indebtedness incurred and preferred equity issued in connection with the Mergers, which could adversely affect the Company’s ability to pay cash dividends and meet other cash needs; the Company’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; the availability of financing and capital to the Company; the Company’s ability to identify, finance, consummate and integrate additional acquisitions or investments; adverse economic or real estate developments, either nationally or in the markets in which the Company’s properties are located; adverse changes in financial markets or interest rates; the nature and extent of competition for tenants and acquisitions; other factors affecting the retail industry or the real estate industry generally; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the SEC from time to time. The Company can provide no assurances as to the timing of the closing of the remaining Mergers (including the Cromwell Merger) or whether such Mergers will close at all. All forward-looking statements speak only as of the date of this Current Report on Form 8-K. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROAD STREET REALTY INC.

January 14, 2020	By:	/s/ Michael Z. Jacoby
Michael Z. Jacoby
Chief Executive Officer